WESTELL   TECHNOLOGIES,   INC.  AND  TELTREND   INC.   ANNOUNCE   EXPIRATION  OF
HART-SCOTT-RODINO WAITING PERIOD

Waiting Period for Antitrust Act Ends

AURORA, IL AND ST. CHARLES, IL... (FEBRUARY 3, 2000), ... Westell Technologies, Inc. (Nasdaq:WSTL) and Teltrend Inc. announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act applicable to Westell Technologies' offer to acquire all outstanding shares of common stock of Teltrend, Inc. expired at 11:59 p.m. (EST) on February 2, 2000. Expiration of the waiting period was one of the conditions for the acquisition that has now been satisfied. Other conditions include the approval of the merger agreement between the parties by Teltrend's stockholders; the approval of Westell stock issuance and related transactions by Westell's stockholders; and the effectiveness of the registration statement which Westell filed with the Securities and Exchange Commission.

Teltrend Inc., established in 1979 with over 500 employees worldwide, is headquartered in suburban Chicago. Teltrend designs, manufactures and markets a broad range of telecommunications and data communications products used by businesses and telephone companies to provide voice and data services. The Company's customers range from Regional Bell Operating Companies, GTE, Sprint, and other U.S. and International telephone companies, to SOHO and medium-sized businesses. Additional information can be obtained by visiting Teltrend's Web site at www.teltrend.com

Westell Technologies Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. manufactures and licenses DSL systems and value added CPE, and manufactures telecommunications access products. Conference Plus, Inc. is an Application Service Provider that hosts and manages audio, video, IP conferencing and back-office support services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks (including the future commercial acceptance of Westell's ADSL systems by telephone companies and other customers), the impact of competitive products and technologies (such as cable modems and fiber optic cable), competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies, such as ADSL systems), the effect of Westell's accounting policies, the effect of economic conditions and trade, legal, social, and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.